Exhibit 99.1

Contact: Roger R. Hopkins, Chief Accounting Officer

Phone: (615) 890-9100

NHI Announces $10.15 Million Purchase/Leaseback of Three Assisted Living Facilities in Florida

MURFREESBORO, Tenn. – (December 1, 2010) National Health Investors, Inc. (NYSE:NHI) announced today it has closed a $10.15 million purchase/leaseback transaction with affiliates of Senior Living Management involving three assisted living facilities totaling 108 beds in Florida. The transaction brings NHI’s total investment volume to $141 million to date in 2010. The purchase price was funded from NHI’s revolving credit facility.

The three facilities, which are ten years old and attract private payment for services, are being leased to Senior Living Management for 15 years at an initial lease rate of $1,015,000 plus annual fixed escalators.  There are two five-year renewal options.  Senior Living Management operates 24 senior living facilities in Florida, Georgia and Pennsylvania. The purchase of the three facilities expands NHI’s relationship with Senior Living Management to a total of five facilities.

Justin Hutchens, NHI President and COO stated, “NHI is pleased to expand our real estate portfolio with these high quality and stabilized assisted living communities. Senior Living Management has operated the communities successfully since their opening ten years ago, and they are located in solid markets.”

National Health Investors, Inc. is a healthcare real estate investment trust that specializes in the financing of healthcare real estate by purchase and leaseback transactions and by mortgage loans.  NHI’s investments involve skilled nursing facilities, assisted living facilities, independent living facilities, medical office buildings, an acute psychiatric hospital, an acute care hospital and a transitional rehabilitation center.  The common stock of the company trades on the New York Stock Exchange with the symbol NHI. Additional information about NHI, including its most recent press releases, may be obtained on NHI's web site at www.nhinvestors.com.

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release.   Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI’s Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC's web site at http://www.sec.gov or on NHI’s web site at http://www.nhinvestors.com.